                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

                                    000-24131
                            (Commission File Number)

                   KUPPER PARKER COMMUNICATIONS, INCORPORATED
             (Exact Name of Registrant as Specified in its Charter)

                 8301 MARYLAND AVENUE, ST. LOUIS, MISSOURI 63105
                                  314-290-2000

     (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                 KUPPER PARKER COMMUNICATIONS, INC. COMMON STOCK
            (Title of each class of securities covered by this form)

                                      NONE
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains.)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


      Rule 12g-4(a)(1)(i)    [x]          Rule 12h-3(b)(1)(i)    [x]
      Rule 12g-4(a)(1)(ii)   [ ]          Rule 12h-3(b)(1)(ii)   [ ]
      Rule 12g-4(a)(2)(i)    [ ]          Rule 12h-3(b)(2)(i)    [ ]
      Rule 12g-4(a)(2)(ii)   [ ]          Rule 12h-3(b)(2)(ii)   [ ]
                                          Rule 15d-6             [ ]


Approximate number of holders of record as of the certification or notice date: 153
                                                                               -----


         Pursuant to the requirements of the Securities Exchange Act of 1934 Kupper Parker Communications, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  May 20, 2005                   By: /s/ Bruce Kupper
       -----------------                  -----------------------------
                                          Bruce Kupper
                                          Chief Executive Officer